SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Jamba, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 7, 2007

TO THE STOCKHOLDERS OF

JAMBA, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Jamba, Inc. (the “Company”) on June 6, 2007, at 1:00 p.m. local time, which will be held at the Oakland Marriott City Center, 1001 Broadway, Oakland, California 94607.

Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. At the Annual Meeting, the Company will present a report on its progress during the past year.

Accompanying this Proxy Statement is the Company’s 2006 Annual Report to Stockholders.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Sincerely yours,

PAUL E. CLAYTON

Chief Executive Officer and President

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

JAMBA, INC.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2007

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Jamba, Inc. (the “Company”) will be held at the Oakland Marriott City Center, 1001 Broadway, Oakland, California 94607 on June 6, 2007, at 1:00 p.m. local time, for the following purposes:

1. To elect eight directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2. To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 8, 2008.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 23, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

By Order of the Board of Directors,

MICHAEL W. FOX

Secretary

Emeryville, California

May 7, 2007

IMPORTANT: Please vote and submit your proxy by telephone, the Internet or completing and promptly mailing the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Jamba, Inc., a Delaware corporation (“Jamba,” “Company,” “we,” “us,” and “our”), for use at its Annual Meeting of Stockholders to be held on June 6, 2007, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about May 7, 2007.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on April 23, 2007 will be entitled to vote at the meeting and any postponement or adjournment thereof. As of that time, we had 52,019,116 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by our Certificate of Incorporation. Our current Certificate of Incorporation does not have any other requirements for a quorum of the stockholders. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our employees, officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet at www.proxyvote.com or (3) by telephone at 1-800-690-6903. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Set forth below is information regarding the nominees to the Board of Directors for election as a director.

Each nominee has agreed to be named in this proxy statement and to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as we may designate.

If a quorum is present and voting, each of the eight nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than eight nominees. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote. Under our Bylaws, if an incumbent director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject such director’s resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board of Directors’ decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill the resulting vacancy or may decrease the size of the Board of Directors as permitted by our Bylaws.

Nominees to the Board of Directors to serve until the next Annual Meeting and until their successors have been elected and qualified:

Name	Age	Director Since
Steven R. Berrard	52	2005
Thomas C. Byrne	44	2005
Paul E. Clayton	48	2006
Richard L. Federico	52	2006
Craig J. Foley	62	2006
Robert C. Kagle	50	2006
Ramon Martin-Busutil	73	2006
Brian Swette	52	2006

The principal occupations and qualifications of each nominee for director are as follows. There are no family relationships among any of our directors or executive officers.

STEVEN R. BERRARD has been our Chairman of the Board since January 2005. Mr. Berrard also served as our Chief Executive Officer from the Company’s inception until November 2006. Mr. Berrard has served as Managing Partner of New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners, from 1996 to 1999, Mr. Berrard was the co-founder and Co-Chief Executive Officer of AutoNation, Inc., the nation’s leading automotive retail company. Prior to joining AutoNation, from 1987 to 1996, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, the world’s largest video store operator, and as a member of the Board of Directors of Viacom, Inc. As President and Chief Executive Officer, Mr. Berrard was responsible for the direction and operation of more than 70,000 employees at 4,500 Blockbuster stores located in 20 countries, Showtime Networks, Spelling Entertainment Group, Paramount Parks, and Virgin Interactive Entertainment. Prior to his tenure with Blockbuster, from 1981 to 1987, Mr. Berrard served as President of Huizenga Holdings, Inc. and served in various positions with subsidiaries of Huizenga Holdings. Prior to joining Huizenga Holdings, Mr. Berrard was employed by Coopers & Lybrand from 1976 to 1981. Mr. Berrard earned his B.S. in Accounting from Florida Atlantic University, currently serves on the Board of Directors of Pivotal Fitness and has been a member of the Board of Directors of Swisher International, Inc. since November 2004. He has also served on the Board of Directors of Birmingham Steel from 1999 until its sale in 2002, HealthSouth from 2004 until 2006, as well as Boca Resorts, Inc. from 1996 until prior to its sale to the Blackstone Group in December 2004.

THOMAS C. BYRNE has been a member of our Board of Directors since January 2005. Mr. Byrne has served as Administrative Partner of New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners, Mr. Byrne was the Vice-Chairman of Blockbuster Entertainment Group, a division of Viacom, Inc. Additionally, Mr. Byrne was President of the Viacom Retail Group and represented Blockbuster in all cross-Viacom opportunities. Prior to joining Blockbuster, from 1985 to 1987, Mr. Byrne was employed by KPMG Peat Marwick. Mr. Byrne has a B.S. and M.A. in Accounting from the University of Florida. Mr. Byrne is a certified public accountant and is a member of the Board of Directors of Certilearn, Inc., Intralearn Software Corporation, ITC Learning, Swisher International, Inc., Pivotal Fitness, and the Private Equity Committee of the University of Florida Foundation.

PAUL E. CLAYTON has been our Chief Executive Officer and President since November 2006, and has been Chief Executive Officer and President of Jamba Juice Company since February 2000. Mr. Clayton was with Burger King Corporation from 1984 to January 2000 in increasingly responsible positions in marketing, operations and development. Mr. Clayton was President of Burger King North America in Miami, Florida from March 1997 to January 2000, Senior Vice President, Worldwide Marketing from March 1994 to March 1997, and Vice President, Marketing U.S.A. from July 1993 to March 1994.

RICHARD L. FEDERICO has been a member of our Board of Directors since November 2006. Mr. Federico had previously served as a director of Jamba Juice Company from October 2004 to November 2006. Since September 1997, Mr. Federico has been the Chief Executive Officer of P.F. Chang’s and a Director of P.F. Chang’s since February 1996. In December 2000, Mr. Federico was named Chairman of the Board of P.F. Chang’s. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc., where he was responsible for concept development and operations. Under Mr. Federico’s direction, this division grew from one unit in 1989 to more than 70 units by 1996.

ROBERT C. KAGLE has been a member of our Board of Directors since November 2006. Mr. Kagle previously served as a director of Jamba Juice Company from 1994 to 2006. Mr. Kagle has been a member of Benchmark Capital Management Company, LLC, the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the Board of Directors of eBay, Inc. and ZipRealty, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.

CRAIG J. FOLEY has been a member of our Board of Directors since November 2006. Mr. Foley previously served as a director of Jamba Juice Company from 1994 to 2006. Mr. Foley is Managing Partner of Wickham Capital Partners, a private investment partnership formed in 1994. He was founding investor in Chancellor Capital Management (now INVESCO Private Capital) and served as a member of its Board of Directors. At Chancellor, he headed the Venture Capital Group, which he established in 1982. Prior to Chancellor, he was affiliated with major New York banking and investment firms. Mr. Foley was an early or lead investor in Starbucks, COSTCO, Staples, PetSmart, Gadzooks, Noah’s Bagels, Jamba Juice Company, and The White House / Black Market (acquired by Chico’s). Mr. Foley has served as a director of various private companies and was a fifteen year member of the Starbucks Corporation Board of Directors, where he served on the Compensation Committee and Chaired the Audit Committee. Mr. Foley graduated from Kenyon College, and served as a Trustee of the Bronxville Board of Education and as a Trustee of Kenyon College, where he was Vice Chair of the Board and Chair of the Investment Committee.

BRIAN SWETTE has been a member of our Board of Directors since November 2006. Mr. Swette currently is the Chairman of Burger King Corporation and has served as a board member of Burger King Corporation since 2002. He is also an investor and board member in Theladders.com, Madison Road Entertainment and CBL Partners. Mr. Swette served in several capacities at eBay from 1998 through the end of 2002, including Chief Operating Officer and Vice President of Marketing. He led eBay’s penetration into international markets, oversaw the development of its advertising and sponsorship business, managed the implementation of its fixed-price strategy and chartered a course into new business categories such as automotive and business-to-business. Prior to eBay, Mr. Swette was Executive Vice President and Chief Marketing Officer of Pepsi-Cola where he was one of the architects of Pepsi’s move into the water, tea, coffee and juice categories, specifically Aquafina Water, Ocean Spray Juices, Lipton Teas and Starbucks’ Frappuccino. Prior to Pepsi-Cola, Mr. Swette spent four years as a Brand Manager at Procter & Gamble. Mr. Swette is a Trustee of the Pine Crest Prep School in Florida.

RAMON MARTIN-BUSUTIL has been a member of our Board of Directors since November 2006. Mr. Martin-Busutil is a consultant and has been teaching at the EADA Business School in Barcelona, Spain since 2002. In addition, he has also served as a visiting professor at Georgia Tech University in Georgia and The Citadel, South Carolina at various times since 2002. Mr. Martin-Busutil served as Chairman and Chief Executive Officer of Carolina Video Vending LLC from 1998 through 2002. Prior to these positions, Mr. Martin-Busutil spent over twenty years in management positions with several international businesses. From 1992 to 1995, Mr. Martin-Busutil was President of International at Blockbuster Entertainment, a Viacom company. Prior to that, Mr. Martin-Busutil was the President of Cadbury Schweppes Europe and had various management responsibilities at General Foods (the current Altria-Philip Morris Kraft Foods) in marketing, sales, manufacturing and research and development areas. Mr. Martin-Busutil speaks four languages, has a Doctor of Engineering from the University of Madrid and a postgraduate of HEC Business School in Paris. Mr. Martin-Busutil lives in Spain and the United States.

Recommendations of the Board of Directors

The Board of Directors recommends a vote “FOR” the nominees named above.

CORPORATE GOVERNANCE

After the consummation of our merger with Jamba Juice Company on November 29, 2006, and as previously disclosed, a number of changes were made to the composition of our Board of Directors to reflect the addition of an operating company. Effective upon the closing of the merger with Jamba Juice Company, Messrs. Thomas E. Aucamp, I. Steven Edelson, Nathaniel Kramer, Cris V. Branden and Richard L. Handley resigned as directors. At the same time, each of Messrs. Paul E. Clayton, Richard L. Federico, Robert C. Kagle, Craig J. Foley, Brian Swette and Ramon Martin-Busutil were appointed as directors of the Company, to serve together with the Company’s continuing directors, Steven R. Berrard and Thomas C. Byrne. Finally, the Board of Directors created a new Compensation and Executive Development Committee and appointed each of Messrs. Swette (Chair), Byrne and Kagle as its inaugural members.

Director Independence

The Board of Directors has determined that, other than Paul E. Clayton, each of the current members of the Board of Directors is an independent director for purposes of the applicable Nasdaq rules. The Board of Directors has also determined that each of the following former members of our Board of Directors: Thomas E. Aucamp, I. Steven Edelson, Nathaniel Kramer, Cris V. Branden, and Richard L. Handley were independent at the time they served prior to the consummation of the merger with Jamba Juice Company in November 2006.

In the course of the Board of Directors’ determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable Nasdaq rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In particular, with respect to Fiscal 2006, the Board of Directors evaluated the independence of Messrs. Byrne, Foley and Kagle in connection with past equity transactions with the Company and/or Jamba Juice Company.

As previously disclosed, Steven R. Berrard served as President, Chief Executive Officer and Chairman of the Board of our predecessor, Services Acquisition Corp. International. However, he did not collect a salary as an officer or receive a retainer as a director for his service. The Board of Directors also considered certain management fees his affiliated companies received and his past debt and equity transactions with the Company. Based on the review of independence factors, the Board of Directors concluded that Messrs. Berrard, Byrne, Foley and Kagle are, in addition to Messrs. Federico, Swette and Martin-Busutil, each an independent director for purposes of the applicable Nasdaq rules and the rules and regulations of the Securities and Exchange Commission.

Certain Relationships and Related Transactions

There were no relationships or related party transactions in the fiscal year ended January 9, 2007 (“Fiscal 2006”) requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our audit committee will review each such transaction for potential conflicts of interest or improprieties.

Executive Sessions

Non-management directors regularly meet in executive session without management present each time the Board of Directors holds its regularly scheduled meetings.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation and Executive Development Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Copies of these charters are available on our website at http://ir.jambajuice.com/governance.cfm. The Board of Directors held 19 meetings during Fiscal 2006. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During Fiscal 2006, each of our directors, except Messrs. Kagle and Foley, attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served held during that period. Messrs. Kagle and Foley joined our Board of Directors on November 29, 2006 and at that point in our fiscal year ended January 9, 2007, only an aggregate of three meetings of the Board of Directors and the committees on which they served were scheduled for the remaining portion of Fiscal 2006. Directors are expected to make every effort to attend our annual meetings of stockholders; however, we did not hold an annual meeting of stockholders last year.

The following table sets forth the three standing committees of the Board of Directors, the current and former members of each committee during the last fiscal year and the number of meetings held by each committee during the last fiscal year:

Name of Director	Audit	Compensation and Executive Development (1)	Nominating and Corporate Governance
Steven R. Berrard	Member
Thomas C. Byrne	Member	Member(2)	Member(3)
Richard L. Federico			Chair(2)
Craig J. Foley	Chair(2)
Robert C. Kagle		Member(2)
Ramon Martin-Busutil			Member(2)
Brian Swette		Chair(2)	Member(2)
Cris V. Branden	Member(3)
Nathaniel Kramer	Member(3)		Member(3)
Number of Meetings:	6	1	1

(1)	The Compensation and Executive Development Committee was formed on November 29, 2006.
(2)	Became a member of such Committee on November 29, 2006.
(3)	Served as a member of such Committee until November 29, 2006.

Audit Committee

The current members of the Audit Committee are Craig J. Foley (Chair), Steven R. Berrard and Thomas C. Byrne. During November 2006, upon the consummation of our merger with Jamba Juice Company, Messrs. Nathaniel Kramer and Cris V. Branden resigned as members of our Audit Committee.

Each of the members of the Audit Committee is independent for purposes of the applicable Nasdaq rules and the rules and regulations of the SEC as they apply to audit committee members. The Chairman of our Audit Committee, Mr. Foley, is an audit committee financial expert, as defined in the rules and regulations of the SEC. The Audit Committee operates under a charter, a revised version of which was adopted on November 29, 2006 to reflect our merger with Jamba Juice Company, and is available on our website at http://ir.jambajuice.com/governance.cfm. The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation and Executive Development Committee

In November 2006, the Board of Directors created a Compensation and Executive Development Committee and appointed each of Messrs. Brian Swette (Chair), Thomas C. Byrne and Robert C. Kagle as its inaugural members. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the applicable Nasdaq rules. The Compensation and Executive Development Committee operates under a charter, adopted on November 29, 2006, and is available on our website at http://ir.jambajuice.com/governance.cfm.

The primary function of the Compensation and Executive Development Committee is to assist the Board of Directors in managing compensation and development for directors and executives. The Compensation and Executive Development Committee’s primary duties and responsibilities are to (i) set compensation philosophy and determine executive compensation; (ii) ensure that all components of executive compensation are consistent with the Company’s compensation philosophy as in effect from time to time; (iii) evaluate and make recommendations to the Board of Directors on an annual basis concerning compensation of the members of the Board of Directors; and (iv) work with management to devise and execute on an executive development plan and succession planning and practices for the Company. The Compensation and Executive Development Committee’s Charter does not provide for any delegation of these duties. In addition, the Compensation and Executive Development Committee has the authority under its charter to hire outside consultants and conduct such compensation reviews, investigations and/or surveys as the Compensation and Executive Development Committee may reasonably deem will provide such information as could reasonably and properly be required by the Compensation and Executive Development Committee in the exercise of its duties and responsibilities. The Company does not currently engage any consultant related to executive and/or director compensation matters.

In setting compensation for our members of the Board of Directors, our executive officers provide suggestions on the administration of compensation for our directors to the Compensation and Executive Development Committee. For a description of the role our executive officers play in determining or recommending the amount or form of executive compensation, please see the section below entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

As previously disclosed, the Board of Directors created a new Compensation and Executive Development Committee and appointed each of Messrs. Brian Swette (Chair), Thomas C. Byrne and Robert C. Kagle as its inaugural members. None of the members of the Compensation and Executive Development Committee are or have been an officer or employee of Jamba. During fiscal 2006, no member of the Compensation and Executive Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During Fiscal 2006, none of Jamba’s executive officers served on the compensation committee (or its equivalent) or Board of Directors of another entity any of whose executive officers served on Jamba’s Compensation and Executive Development Committee or Board of Directors.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Richard L. Federico (Chair), Ramon Martin-Busutil and Brian Swette. During November 2006, upon the consummation of our merger with Jamba Juice Company, Messrs. Nathaniel Kramer and Thomas C. Byrne resigned as members of our Nominating and Corporate Governance Committee.

Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable Nasdaq rules. The Nominating and Corporate Governance Committee operates under a charter, a revised version of which was adopted on November 29, 2006 to reflect our merger with Jamba Juice Company and is available on our website at http://ir.jambajuice.com/governance.cfm. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations

On November 29, 2006, in connection with the merger with Jamba Juice Company, the Board of Directors adopted a new Director Qualifications and Nominations Policy.

The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth below in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining if the Board of Directors requires additional candidates for nomination.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board of Directors for particular skills, background and business experience;

•

the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In connection with the new Director Qualifications and Nominations Policy adopted on November 29, 2006, the process by which stockholders may recommend nominees for director has changed since our last disclosure of how a stockholder may recommend director nominees to the Nominating and Corporate Governance Committee. In accordance with our new policy, we have adopted new requirements as to the contents of the stockholder nomination materials and a deadline by which such nominations need to be submitted. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s recently established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board of Directors at that time.

In addition, our Bylaws permit stockholders to nominate directors for consideration at annual meetings, provided the advance notice requirements set forth in our Bylaws have been properly met.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)

c/o Corporate Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, CA 94608

Fax: (510) 653-0643

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Vice President, Legal Affairs.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, including the chief executive officer, chief financial officer, chief operating officer and controller. As previously disclosed, the Board of Directors adopted a revised Code of Business Conduct and Ethics on November 29, 2006 to reflect the addition of an operating company. The Code of Business Conduct and Ethics is posted on the Company’s Website at http://ir.jambajuice.com/governance.cfm. The Company intends to post on its Website any amendments to or waivers from the Company’s Code of Business Conduct and Ethics. The information contained on the Company’s Website is not part of this document.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board of Directors, criteria for membership on the Board of Directors and other Board of Directors governance matters. As previously disclosed, the Company adopted revised Corporate Governance Guidelines in November of 2006 to reflect the addition of an operating company. These guidelines are available on our website at http://ir.jambajuice.com/governance.cfm. A printed copy of the guidelines may also be obtained by any stockholder upon request in writing to Jamba, Inc., c/o Integrated Corporate Relations, 450 Post Road, East Westport, CT 06880, investors@jambajuice.com, or by telephoning (203) 682-8200.

PROPOSAL NO. 2

RATIFICATION OF ENGAGEMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

On November 29, 2006, the Board of Directors dismissed Rothstein, Kass & Company, P.C. as the Company’s independent registered public accounting firm and engaged Deloitte & Touche LLP, the independent registered public accounting firm of Jamba Juice Company, as the Company’s independent registered public accounting firm for the fiscal year ended January 9, 2007. Prior to November 29, 2006, Rothstein, Kass & Company, P.C. acted as our independent registered public accounting firm since its appointment in the fiscal year ended December 31, 2005.

The report of Rothstein, Kass & Company, P.C. on the Company’s financial statements for the fiscal year ended December 31, 2005, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Rothstein, Kass & Company, P.C. audited the balance sheet of Services Acquisition Corp. International as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period from January 6, 2005 (inception) to December 31, 2005. Rothstein, Kass & Company, P.C.’s audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, Rothstein, Kass & Company, P.C. expressed no such opinion. The Company’s Board of Directors recommended and approved the decision to change independent registered public accounting firms.

In connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2005, and through November 29, 2006, there were no disagreements with Rothstein, Kass & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rothstein, Kass & Company, P.C., would have caused it to make reference to the subject matter of such disagreements in connection with its audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company gave permission to Rothstein, Kass & Company, P.C. to respond fully to the inquiries of the successor auditor, including concerning the subject matter of this reportable event.

The Company requested that Rothstein, Kass & Company, P.C. furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated November 29, 2006, is filed as Exhibit 16.1 to the current report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2006.

New Independent Registered Public Accounting Firm

From January 9, 2005 (our inception) through November 29, 2006, the Company did not consult with Deloitte & Touche LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, as well as any matters or reportable events described in Items 304(a)(2)(i) or (ii) of Regulation S-K.

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to continue in its capacity for the fiscal year ending January 8, 2008. Accordingly, the Company is asking the stockholders to ratify the engagement of Deloitte & Touche LLP as its independent registered public accounting firm.

Although the engagement of Deloitte & Touche LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the fiscal year ending January 8, 2008. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors or the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors or Audit Committee feels that such a change would be in the best interests of the Company and our stockholders.

The Company anticipates that a representative of Deloitte & Touche LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions at the meeting.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and January 9, 2007 by Rothstein, Kass & Company, P.C. and Deloitte & Touche LLP:

	January 9, 2007 (53 weeks)	December 31, 2005 (52 weeks)
Audit Fees (1)	$908,550	$38,700
Audit Related Fees (2)	$120,735	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-

Total Fees	$1,029,285	$38,700

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. For the fiscal years ended January 9, 2007 and December 31, 2005, professional services provided by Rothstein, Kass & Company, P.C. were $92,500 and $38,700, respectively. For the fiscal year ended January 9, 2007, professional services provided by Deloitte & Touche LLP were $816,050.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to Sarbanes-Oxley compliance and work in connection with the merger with Jamba Juice Company. For the fiscal years ended January 9, 2007 and December 31, 2005, professional services were not provided by Rothstein, Kass & Company, P.C.

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Each of the permitted non-auditing services described above has been pre-approved by the Audit Committee. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. Each pre-approval term lasts for at least 12 months until the first regularly scheduled Audit Committee meeting. The Audit Committee has delegated its pre-approval authority to its Chairman, provided the Chairman reports any pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires a number of votes FOR the proposal that represents a majority of the shares present or represented and entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 8, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter adopted and approved by the Board of Directors in 2006. The members of the Audit Committee are independent as defined by its charter, the Nasdaq Global Market listing standards and the Securities Exchange Act of 1934, as amended.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 9, 2007 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

We reviewed and discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit related services provided to the Company by Deloitte & Touche LLP with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 9, 2007 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Steven R. Berrard

Thomas C. Byrne

Craig J. Foley, Chairman

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

From January 11, 2006 to November 29, 2006, prior to our merger with Jamba Juice Company, members of our management were not compensated for their services. Starting November 29, 2006, the Compensation and Executive Development Committee approved several compensation programs for those who became part of our executive steering team after the merger. These individuals include Messrs. Clayton, Breen, Coletta, Feiler, Testa and Ms. Kelley.

Compensation and Executive Development Committee

Our Compensation and Executive Development Committee has the responsibility for establishing, implementing and monitoring our compensation philosophy and determining compensation for executives, including annual base salary compensation, cash bonus plan payment, equity awards and all other compensation and compensation procedures applicable to our executives. All of our executive officers receive compensation according to the same programs and we do not give our named executive officers (listed in the Summary Compensation Table below) compensation according to different programs than that received by our other executive officers.

Objectives of Our Executive Compensation Program

The primary objective of our executive compensation program is to attract and retain qualified executives who are engaged and passionate about our brand and who embrace our mission and culture. A further objective of our compensation program is to reinforce a pay-for-performance framework that provides incentives and rewards each executive for their contribution to the Company and which aligns executives’ interests with our annual and long-term financial and strategic goals, with the ultimate objective of improving stockholder value. In addition, we work to ensure that our compensation program is perceived as fundamentally fair to all stockholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each executive’s contribution to the Company, including their results and behaviors that are consistent with our values and culture. In measuring the executive officers’ contribution to the Company, the Compensation and Executive Development Committee considers numerous factors, including the Company’s growth and financial performance as well as performance against personal goals and objectives set annually.

Regarding most compensation matters, including executive compensation, our management provides recommendations to the Compensation and Executive Development Committee; however, the Compensation and Executive Development Committee does not delegate any of its functions to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters and we did not engage a consultant in Fiscal 2006.

Elements of Our Compensation Plans, Why We Chose Each Element and How We Chose the Amount for Each Element

Base Salary

Annual executive officer compensation consists of a base salary component. It is the Compensation and Executive Development Committee’s intention to set total executive base salary compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception to our stockholders. In considering base salary compensation for certain of our executive officers, our Compensation and Executive Development Committee reviewed executive base salary compensation information of companies headquartered in the San Francisco Bay Area and companies specializing in quick service, specialty restaurant food. Based on review of this peer group data and the intentions noted above, our Compensation and Executive Development Committee made a determination as to approval of base salary for each of our executive officers.

Short Term Incentive Compensation—Steering Team Bonus Plan

All of our executive officers participate in the Steering Team Bonus Plan adopted on November 29, 2006. The 2006 Steering Team Bonus Plan was effective for the performance period of June 29, 2006 to January 9, 2007. The 2006 Steering Team Bonus Plan is a cash incentive bonus plan, with each executive officer assigned a target bonus amount expressed as a percentage of his or her salary. The target bonus percentage for each of our executive officers under the 2006 Steering Team Bonus Plan is set forth in the table below.

Name	Title	Target Bonus Percentage
Paul E. Clayton	Chief Executive Officer & President	100%
Donald D. Breen	Sr. Vice President & Chief Financial Officer	50%
Karen A. Kelley	Sr. Vice President, Operations	50%
Paul Coletta	Sr. Vice President, Marketing and Brand Development	50%
William A. (“Trey”) Feiler	Sr. Vice President, Development	50%
Russell K. Testa	Sr. Vice President, Human Resources	40%

The Compensation and Executive Development Committee allocated each of these target bonus percentages based on the impact each position had on the Company’s financial performance. Additionally, the Compensation and Executive Development Committee reviewed target bonus percentages offered by companies headquartered in the San Francisco Bay Area and companies specializing in quick service, specialty restaurant food. The Grants of Plan Based Awards table below notes the aggregate target bonus amounts for our Named Executive Officers for the performance period between June 29, 2006 and January 9, 2007.

The actual amount of bonus earned is based on performance against our financial plan metrics and assigned individual objectives. The two metrics in our financial plan that we compare company performance against are (1) our Net Income Before Taxes (NIBT) and (2) comparative sales percent increase. NIBT is our measure of profit equivalent to net income before income taxes. Comparative sales performance increase is the same store sales increase as compared to last year reduced by any new or closed stores. NIBT and comparative sales performance are used as the metrics for cash incentive bonus plan because we believe that these are the best measures of our achievement of our objectives of customer frequency, presence and profit and best reward desired performance. The assigned individual objectives are customized for each executive based on their particular position and role with the Company. The Compensation and Executive Development Committee determined and assigned individual objectives for Mr. Clayton, our Chief Executive Officer. Mr. Clayton determined and recommended the individual objectives for all other executive officers which were then approved by our Compensation and Executive Development Committee.

The cash incentive bonus payments are weighted at 1/3 for achieving targeted levels of NIBT, 1/3 for achieving targeted levels of comparative sales performance and 1/3 for achieving targeted levels of personal objectives for the fiscal year. Payout of the cash bonus for each of these targets is 75% of target, 100% of target or 125% of target, depending on the level of achievement for each metric. If an individual does not achieve the minimum threshold amount for achievement of individual objectives, then no cash incentive bonus is paid, regardless of the Company’s financial performance according to NIBT or comparative sales percent increase. If earned, the cash incentive bonus payments are approved by our Compensation and Executive Development Committee and paid once annually after the completion of the fiscal year.

For Fiscal 2006, the NIBT and comparative sales percent increase metrics represented a fair measure based on our financial plan approved by our Board of Directors. Although the Compensation and Executive Development Committee realized that achievement of these metrics would be difficult, it also believed that the metrics were appropriate based on a review of our goals for financial and growth performance. Because of the date changes of our 2006 fiscal year and Jamba Juice Company’s fiscal year, the actual bonuses paid were based on a 28-week stub period and were based on a performance period beginning June 29, 2006 (the end of Jamba Juice Company’s fiscal year) and ending January 9, 2007.

For fiscal year 2007, our Compensation and Executive Development Committee developed a different allocation of weight given to the three metrics for our 2007 Steering Team Bonus Plan. The relative weight given is 25% for achieving targeted levels of NIBT, 50% for achieving targeted levels of comparative sales percent and 25% for achieving targeted levels of personal objectives. The decision to modify the weight for each of these metrics was to emphasize the Company’s goal of increasing sales and the objective of building the number of frequent customers. Comparable sales increase best measures increased sales and customer frequency.

2006 Employee, Director and Consultant Stock Plan

Each of our executive officers is also eligible to receive stock option grants under our 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”) based on their performance and contributions to the Company. We believe that through our 2006 Stock Plan, the economic interests of our team members, including our executives, are more closely aligned to those of the stockholders. The number of stock options granted to each executive officer is made on a discretionary basis using a multiple of base salary, GAAP analysis of value per share and an analysis of executive stock incentive compensation information of companies headquartered in the San Francisco Bay Area and companies specializing in quick service, specialty restaurant food. As a result of these investigations, we believe that the number of stock options granted to each executive officer is based on what the Compensation and Executive Development Committee thinks is necessary to incentivize and retain our executives.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Except in limited circumstances, it is our practice not to provide any special perquisites or benefits to executive officers unless it is necessary to retain their employment.

How Each Element and our Decisions Regarding Each Element Fit Into our Overall Compensation Objectives and Affect Decisions Regarding Other Elements of Compensation

Each executive’s current and prior compensation as well as their overall performance is considered in setting future compensation. In addition, our review of the compensation practices of other headquartered in the San Francisco Bay Area and companies specializing in quick service, specialty restaurant food gives our Compensation and Executive Development Committee some insight into how other companies determine compensation. We do not have an exact formula for allocating between cash and equity compensation and as such, we attempt to leverage base salary, cash incentive bonus targets and stock options to reward our executives commensurate with their performance and consistent with what we believe motivates each executive. These compensation components are clearly similar to the elements used by many companies. The exact base pay, cash incentive bonus targets and stock option grant amounts are chosen in an attempt to attract and retain the best people that posses the skills and cultural fit necessary to achieve our business, brand and cultural objectives. We also believe that achieving our goals for each of these objectives will best build stockholder value.

Our Philosophy on Stock Option Grant Dates and Exercise Price

According to our 2006 Plan, all grants of stock options under the plan are generally made effective three trading days after each of our quarterly public earnings releases. This applies to all of our employees, including our executive officers. The stock option grant dates are planned well in advance of the actual stock option grants. If the Board of Directors or Compensation and Executive Development Committee determine that special circumstances exist, including any executive officers possessing material non-public information, a different grant date for a particular stock option grant may be selected.

Our Compensation and Executive Development Committee approved options and restricted stock awards under our 2006 Plan on November 29, 2006, one day after the closing of after our merger with Jamba Juice Company. November 29, 2006 was the grant date for these stock options and restricted stock awards. The exercise price of each grant was determined by averaging the closing or last prices of our Common Stock for five trading days. The five trading days include the grant date and the two trading days immediately before and immediately after November 29, 2006.

The Compensation and Executive Development Committee resolved in March 2007 to amend the Plan so that the exercise price was the closing or last price on the date of grant. In each case, the stock option exercise price reflects a fair market value after all public disclosures. The Compensation and Executive Development Committee individually approves all stock option grants to all of our vice president or more senior officers. The Equity Award committee has been delegated the authority by the Board of Directors to approve options grants below the vice president level. The Board of Directors or Compensation and Executive Development Committee has the right to suspend the ability of the Equity Award Committee to award stock option grants for any reason at any time. Except as noted above, as it relates to the grant date and exercise price of stock option grants, executive officers and members of the leadership team are not treated differently from other team members receiving stock option grants.

Tax Considerations

Our Compensation and Executive Development Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), in determining the mix of elements of executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our executive officers to $1 million annually. The stock options granted to our executive officers under our 2006 Plan are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility. Salaries and bonuses paid under our Steering Team Bonus Plan do not qualify as performance-based compensation for purposes of Section 162(m). The Compensation and Executive Development Committee intends to consider the impact of Section 162(m) on the deductibility of future executive compensation, but reserves the right to provide for compensation to executive officers that may not be fully deductible.

Philosophy on Severance and Change In Control Arrangements

As more fully described below in the section entitled “Potential Payments upon Termination or Change in Control,” we have entered into several agreements providing for payment of 12 months salary to certain of our executive officers upon their termination of employment without “cause” or upon a “constructive termination.” Additionally, one of our executive officers, Mr. Testa, is provided with 12 months salary if (i) he is terminated other than for “cause” at any time or (ii) he is subject to a “constructive termination” before November 29, 2007. The decision to grant these benefits is based on offering what we need to obtain executive talent. To obtain top executive talent, we hire experienced people who have significant careers with other companies. As with any career change, there is a risk individuals take when starting a new position at a different company. It is in our best interest to minimize this risk by offering payments upon termination without “cause” or upon a “constructive termination.” Additionally benefits paid upon termination without “cause” or upon a “constructive termination” allow our executives to focus on his or her objectives without concern for their employment security in the event of a termination.

Compensation and Executive Development Committee Report

We, the Compensation and Executive Development Committee of the Board of Directors of Jamba, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 9, 2007.

Submitted by the Company’s Compensation and Executive Development Committee of the Board of Directors:

Thomas C. Byrne

Robert C. Kagle

Brian Swette, Chairman

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal year ended January 9, 2007 by our Chief Executive Officer and President, our former Principal Executive and Financial Officer, our Chief Financial Officer and our three other most highly-compensated executive officers (our “Named Executive Officers”):

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Paul E. Clayton Chief Executive Officer and President (5)	2006	409,616	0		23,221	46,454	120,416	7,546	607,253

Steven R. Berrard Chairman of the Board, Former Principal Executive and Financial Officer (6)	2006	0	0		0	15,661	0	11,358	27,019

Donald D. Breen Sr. Vice President, Chief Financial Officer (7)	2006	232,308	0		13,269	25,049	58,538	325,575	654,739

Karen A. Kelley Sr. Vice President, Operations (8)	2006	229,554	0		9,123	15,940	45,547	18,190	318,354

Paul Coletta Sr. Vice President, Marketing and Brand Development (9)	2006	139,212	50,000	(10)	0	15,379	0	72,497	277,088

Russell K. Testa Sr. Vice President, Human Resources (11)	2006	213,185	0		0	3,416	21,326	9,123	247,050

(1)

Unless otherwise noted, reflects the annual base salaries paid to the Named Executive Officers between January 11, 2006 and the fiscal year ended January 9, 2007. On November 29, 2006, Jamba Juice Company merged with and into our predecessor, Services Acquisition Corp. International. Individual amounts earned as salary between November 29, 2006 and January 9, 2007 for each Named Executive Officer are detailed in other footnotes to this table.
(2)	Dollar amount of compensation expense related to stock options and restricted stock recognized for financial statement reporting purposes in accordance with FAS 123(R). The assumptions used in the calculation of these amounts are set forth in Note 12 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 9, 2007. All stock options and restricted stock granted in the fiscal year ended January 9, 2007 to executive officers reflect grants made on November 29, 2006.
(3)	Reflects the aggregate of performance-based bonuses earned under our 2006 Steering Team Bonus Plan and the Jamba Juice Company Short Term Incentive Compensation Plan for Fiscal 2006. The Jamba Juice Company Short Term Incentive Compensation Plan is similar to the Steering Team Bonus Plan and was adopted by Jamba Juice Company prior to our merger. Bonuses are no longer paid under the Jamba Juice Company Short Term Incentive Compensation Plan since our adoption of the 2006 Steering Team Bonus Plan. For more information about the 2006 Steering Team Bonus Plan, please see the section entitled “Compensation Discussion and Analysis—Short Term Incentive Compensation—Steering Team Bonus Plan.” Individual amounts earned under the 2006 Steering Team Bonus Plan between the performance period June 29, 2006 and January 9, 2007 for each Named Executive Officer are detailed in other footnotes to this table.
(4)	See the “All Other Compensation” Table below for additional information.
(5)	Mr. Clayton became our Chief Executive Officer and President on November 29, 2006. Reflects salary of $55,769 for services provided between November 29, 2006 and January 9, 2007 and steering team bonus of $70,166 for the performance period starting June 29, 2006 and ending January 9, 2007. Mr. Clayton does not receive any compensation for his services as a member of our Board of Directors.
(6)	From January 11, 2006 to November 29, 2006, prior to our merger with Jamba Juice Company, our principal executive officer, principal accounting officer and Chairman of the Board, Steven R. Berrard, was not compensated for his services. Immediately after the merger, on November 29, 2006, Mr. Berrard’s was no longer an executive officer, but remained Chairman of the Board. While serving as Chairman of the Board, President and Chief Executive Officer of Services Acquisition Corp. International until November 29, 2006, Services Acquisition Corp. International paid to SB Management, which is owned an managed by Mr. Berrard, $4,875 per month for the use of office space and certain other services. These payments were not regarded as compensation to Mr. Berrard. For Mr. Berrard’s services as a director for the period of November 29, 2006 to January 9, 2007, he received $11,538 in fees and $15,661 was the dollar amount of compensation expense related to stock options recognized for financial statement reporting purposes. Please see the section entitled “Compensation of Members of our Board of Directors” for more information related to compensation for Mr. Berrard as a member of our Board of Directors.
(7)	Mr. Breen became our Sr. Vice President, Chief Financial Officer on November 29, 2006. Reflects salary of $32,692 for services provided between November 29, 2006 and January 9, 2007 and steering team bonus of $33,413 for the performance period starting June 29, 2006 and ending January 9, 2007.
(8)	Ms. Kelley became our Sr. Vice President, Operations on November 29, 2006. Reflects salary of $29,448 for services provided between November 29, 2006 and January 9, 2007 and steering team bonus of $17,709 for the performance period starting June 29, 2006 and ending January 9, 2007.
(9)	Mr. Coletta joined Jamba Juice Company June 19, 2006 and became our Sr. Vice President, Marketing and Brand Development on November 29, 2006. Reflects salary of $32,885 for services provided between November 29, 2006 and January 9, 2007 and steering team bonus of $31,556 for the performance period starting June 29, 2006 and ending January 9, 2007.
(10)	Reflects signing bonus negotiated in connection with hiring Mr. Coletta.
(11)	Mr. Testa became our Sr. Vice President, Human Resources on November 29, 2006. Reflects salary of $25,469 for services provided between November 29, 2006 and January 9, 2007 and no steering team bonus for services provided between June 29, 2006 and January 9, 2007.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Life Insurance Premiums (1) ($)	Car Allowances ($)		Relocation Expenses ($)		Tax Payments ($)		Company Contributions to 401(k) Plan (2) ($)	Board Fees ($)	Total ($)
Paul E. Clayton	546	0		0		0		7,000		7,546
Steven R. Berrard	0	0		0		0		0	11,358	11,358
Donald D. Breen	353	0		180,031	(3)	139,899	(4)	5,292		325,575
Karen A. Kelley	381	8,712	(5)	0		0		9,097		18,190
Paul Coletta	221	0		38,977	(6)	28,476	(7)	4,823		72,497
Russell K. Testa	357	0		0		0		8,766		9,123

(1)	Reflects premiums paid on group term life insurance benefits.
(2)	Reflects contributions by the Company to our 401(k) Plan in Fiscal 2006. The Company matches contributions to our 401(k) Plan made by the executive officer.
(3)	The Company agreed to reimburse Mr. Breen for expenses of relocating to the San Francisco Bay Area. His relocation benefits totaled $180,031, of which $117,794 was attributed to closing costs on the sale of his former home, $16,026 for closing costs on the purchase of his new home, $35,380 for temporary living accommodations and $10,831 for moving expenses. The aggregate incremental cost of these relocation benefits is based on the actual amount the Company reimbursed Mr. Breen or paid on his behalf.
(4)	Reflects amount of gross-up taxes that were paid by the Company or to Mr. Breen for taxes accrued on Mr. Breen’s relocation benefits.
(5)	Ms. Kelley is provided for a car allowance in connection with the performance of her duties.
(6)	The Company agreed to reimburse Mr. Coletta for travel and temporary living expenses for up to six months until he could relocate to the San Francisco Bay Area. Mr. Coletta’s benefits totaled $38,977, of which $30,477 was attributed to temporary living accommodations and $8,500 was return trips to Mr. Coletta’s hometown or for Mr. Coletta’s spouse to visit in the San Francisco Bay Area. The aggregate incremental cost of these benefits is based on the actual amount the Company reimbursed Mr. Coletta or paid on his behalf.
(7)	Reflects amount of gross-up taxes that were paid by the Company or to Mr. Coletta for taxes accrued on Mr. Coletta’s relocation benefits.

Grants of Plan-Based Awards At 2006 Fiscal Year End

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended January 9, 2007 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (4) ($)	Closing Price on Date of Grant of Stock Awards and Option Awards (4) ($)	Grant Date Fair Value of Stock and Option Awards (5) ($)
		Threshold (2) ($)	Target ($)	Maximum (3) ($)
Paul E. Clayton	11/29/06	70,166	282,692	354,375	70,000	510,000	11.36	11.50	2,708,600
Steven R. Berrard	11/29/06	0	0	0	0	15,500	11.36	11.50	72,385
Donald D. Breen	11/29/06	20,048	80,769	101,250	40,000	275,000	11.36	11.50	1,471,050
Karen A. Kelley	11/29/06	17,709	71,346	89,438	27,500	175,000	11.36	11.50	945,675
Paul Coletta	11/29/06	19,045	76,731	96,188	0	150,000	11.36	11.50	700,500
Russell K. Testa	11/29/06	12,029	48,462	60,750	0	37,500	11.36	11.50	175,125

(1)	Reflects the 2006 Steering Team Bonus Plan adopted for the performance period between June 29, 2006 and fiscal year ending January 9, 2007 and the Threshold, Target and Maximum amounts reflect pro-ration for this period. For more information about the 2006 Steering Team Bonus Plan, please see the section entitled “Compensation Discussion and Analysis—Short Term Incentive Compensation—Steering Team Bonus Plan.”
(2)	Assumes minimal achievement of assigned individual objectives customized for each executive and no achievement of the Net Income Before Taxes and Comparative Sales Percent Increase metrics. For more information about the 2006 Steering Team Bonus Plan, please see the section entitled “Compensation Discussion and Analysis—Short Term Incentive Compensation—Steering Team Bonus Plan.”
(3)	Assumes achievement of all three metrics under the 2006 Steering Team Bonus Plan with payouts of 125% of target for each of the three metrics of: assigned individual objectives, NIBT and Comparative Sales Percent Increase.
(4)	For stock options granted to our executive officers on November 29, 2006, the exercise price of each grant was determined by averaging the closing or last prices of our Common Stock for five trading days. The five trading days include November 29, 2006 and the two trading days immediately before and immediately after November 29, 2006. For more information about our stock option granting practices and exercise price determinations, please see the section above entitled “Compensation Discussion and Analysis—Our Philosophy on Stock Option Grant Dates and Exercise Price.”
(5)	The aggregate grant date fair value of each option award and stock award granted to each Named Executive Officer computed in accordance with FAS 123(R). The assumptions used with respect to the valuation of option grants are set forth in Note 12 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 9, 2007.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of January 9, 2007:

OUTSTANDING EQUITY AWARDS AT JANUARY 9, 2007

	Option Awards (1)						Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3)($)
Paul E. Clayton	— — 131,407	(5)	510,000 — —	(4)	11.36 — 4.16	11/29/2016 — 1/7/2014	— 70,000 —	— 681,800 —

Steven R. Berrard	—		15,500		11.36	11/29/2016	—	—

Donald D. Breen	— — 25,624	(5)	275,000 — —	(4)	11.36 — 7.81	11/29/2016 — 6/28/2015	— 40,000 —	— 389,600 —

Karen A. Kelley	— —		175,000 —	(4)	11.36 —	11/29/2016 —	— 27,500	— 267,850

Paul Coletta	—		150,000	(4)(6)	11.36	11/29/2016	—	—

Russell K. Testa	— —		37,500 6,406	(4) (5)(7)	11.36 4.16	11/29/2016 3/30/2014	— —	— —

(1)	Reflects options granted under our 2006 Plan, options or stock awards assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company, under the Jamba Juice Company 1994 Stock Incentive Plan (the “1994 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”).
(2)	Reflects restricted common stock awards granted under our 2006 Plan on November 29, 2006. Vesting of all shares of restricted stock granted on November 29, 2006 commences on November 29, 2006 and, assuming the executive continues providing services to the Company, vests in four equal installments on each of November 29, 2007, November 29, 2008, November 29, 2009 and November 29, 2010.
(3)	Reflects a closing price of our common stock on January 9, 2007 equal to $9.74 per share.
(4)	Reflects options granted under our 2006 Plan on November 29, 2006. Vesting on all options to purchase common stock commenced on November 29, 2006 and, assuming the executive continues providing services to the Company, vests in four equal installments on each of November 29, 2007, November 29, 2008, November 29, 2009 and November 29, 2010.
(5)	Reflects options granted under our 2001 Plan and assumed in connection with our merger with Jamba Juice Company. The amount of shares issuable upon exercise of the option and the price were converted pursuant to the terms of our merger with Jamba Juice Company.
(6)	Vesting on Mr. Coletta’s options to purchase common stock commenced on June 19, 2006 and, assuming Mr. Coletta continues providing services to the Company, vests in four equal installments on each of June 19, 2007, June 19, 2008, June 19, 2009 and June 19, 2010.
(7)	Assuming Mr. Testa continues providing services to the Company, all options vest in one equal installment on March 30, 2008.

In fiscal 2006, our Named Executive Officers did not exercise any outstanding options of the Company and no stock awards held by them vested. Additionally, the Company does not provide any deferred compensation arrangements or pension plans. As such, the Option Exercises and Stock Vested Table, Pension Benefits Table and Nonqualified Deferred Compensation Table have been eliminated from this proxy statement.

Potential Payments upon Termination or Change in Control

Mr. Paul E. Clayton, Mr. Donald D. Breen and Ms. Karen A. Kelley

In May 2006, each of Mr. Clayton, Mr. Breen and Ms. Kelley entered into substantially identical employment agreements with our predecessor, Services Acquisition Corp. International, which were later amended to provide for Jamba Juice Company, our wholly owned subsidiary, to be the employer of record. Each agreement provides that if the employee is terminated without cause, the employee would be entitled to receive, as severance, base salary for a period of 12 months following the date of termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code. In addition, if at any time during the severance period the employee was entitled to receive a bonus as set forth in the agreement, the Company shall also pay to the employee the bonus to which the employee would have been entitled (under the respective bonus plan) had the employee remained employed with the Company. In addition, all options and restricted stock granted pursuant the respective employment agreements shall be 100% vested upon termination without cause, as defined in the agreements, or upon a Change in Control, as defined in the agreements, occurring prior to November 29, 2007.

Mr. Paul Coletta

On November 29, 2006, Jamba Juice Company entered into a Severance Agreement with Mr. Coletta which provides that if the employment of Mr. Coletta is subject to a “Constructive Termination” or termination without “Cause,” he would be entitled to receive a severance payment in the form of continuation his base salary for 12 months following such termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code. Pursuant to this Severance Agreement, Mr. Coletta may also be required to deliver a signed release of claims in a form satisfactory to the Company and agree to non-solicitation of our employees to receive any benefits upon a termination with “Cause” or upon a “Constructive Termination.”

Mr. Russell K. Testa

Mr. Testa and Jamba Juice Company are parties to a Change of Control Retention and Severance Agreement dated November 1, 2005, as amended, which provides that if (i) at any time, the employment of Mr. Testa is terminated without “Cause,” or (ii) prior to November 29, 2007, his employment is terminated as a result of a “Constructive Termination,” he will be entitled to receive a severance payment in the form of continuation the executive’s base salary for 12 months following such termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code. Pursuant to this Severance Agreement, Mr. Testa may also be required to deliver a signed release of claims in a form satisfactory to the Company and agree to non-solicitation of our employees to receive any benefits upon a termination with “Cause” or upon a “Constructive Termination.”

The exact definitions of “Cause,” “Constructive Termination,” and “Change in Control” vary from agreement to agreement and are generally described below.

Termination for “Cause” generally means termination because of the employee’s:

•	breach of any of the employee’s covenants contained in their agreement or breach of any representation or warranty in their agreement;

•	failure or refusal to perform any of the reasonably assigned duties or responsibilities required to be performed by the employee under the terms of the agreement;

•	gross negligence or willful misconduct in the performance of the employee’s duties thereunder;

•	commission of an act of dishonesty affecting the Company or the commission of an act constituting fraud or a felony;

•	death; or

•

inability to perform any of duties or responsibilities as provided in the agreement due to the employee’s physical or mental disability or illness extending for, or reasonably expected to extend for, greater than 60 days (as determined in good faith by the Board of Directors).

“Change in Control” generally means consummation one of the following events:

•	a sale of substantially all of the assets of the Company;

•	a merger of or consolidation with an unaffiliated third party in which the Company is not the surviving corporation;

•

a reverse merger with an unaffiliated third party in which the Company is the surviving corporation but the shares of common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property; or

•

an acquisition by any person, entity or group of the beneficial ownership of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors of the Board of Directors.

“Constructive Termination” generally means the occurrence of any of the following conditions, without the employee’s consent:

•	a significant diminution in the nature or scope of the employee’s authority, title, function or duties;

•	a 15% or more reduction in the employee’s base salary; or

•	a move of the employee’s office location that results in a 50 mile or longer additional commute and requires relocation.

Change in Control Arrangements in our Equity Compensation Plans

Pursuant to the terms of our 2006 Plan, holders of stock rights granted thereunder may be entitled to accelerated vesting upon the occurrence of a “Corporate Transaction,” which is defined as a merger or a sale of all or substantially all of the Company’s assets.

Should a Corporate Transaction occur, the Board of Directors, or the board of directors of any entity assuming the obligations of the Company thereunder, may generally:

•

make appropriate provision for the continuation of such stock rights by substituting, on an equitable basis, either the consideration payable with respect to the number of outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity;

•

upon written notice to the holders, provide that all stock rights must be exercised (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Plan), within a specified number of days of the date of such notice, at the end of which period the options or stock rights shall be terminated; or

•

terminate all options or stock rights in exchange for a cash payment equal to the excess of the fair market value, less the relevant exercise price, if any, of the shares subject to such stock rights (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Plan).

In addition, options or stock awards granted under the 1994 Plan and the 2001 Plan which were assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company may also be entitled to accelerated vesting in certain circumstances.

Pursuant to the 1994 Plan, the Board of Directors has the full authority, but not the obligation, to specify any rules, procedures, adjustments or matters with respect to the 1994 Plan or any options issued under the 1994 Plan in connection with any reorganization, merger, reverse merger, recapitalization, reclassification, stock split, reverse split, combination of shares, sale of all or substantially all of the assets of the Company, sale of the Company or other corporate event or transaction, including, without limitation, modifying any applicable vesting provisions, adjusting the amount of outstanding options, and/or terminating the 1994 Plan.

Pursuant to the 2001 Plan, the Board of Directors, in the event of a “Change in Control,” shall have the right, but not the obligation, to accelerate the vesting or termination of restriction, limitation or repurchase rights applicable to such stock awards. As defined in the 2001 Plan, “Change in Control” means:

•	a sale of substantially all of the assets of the Company;

•	a merger or consolidation in which the Company is not the surviving corporation;

•

a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; or

•	the acquisition by any person, entity or group of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors.

Quantification of Potential Payments upon Termination or Change in Control

The following table outlines the estimated termination payments that would be made to our Named Executive Officers for the termination scenarios listed and assuming the triggering events for such scenarios occurred on January 9, 2007, the last day of Fiscal 2006:

	Termination without “Cause” ($)	Termination that is a “Constructive Termination” ($)	“Change in Control”($)
Paul E. Clayton
Cash Severance (1)	525,000	n/a	n/a
Equity Acceleration (2)	1,415,051	n/a	1,415,051
Steven R. Berrard
Cash Severance (1)	n/a	n/a	n/a
Equity Acceleration (2)	n/a	n/a	n/a
Donald D. Breen
Cash Severance (1)	300,000	n/a	n/a
Equity Acceleration (2)	439,054	n/a	439,054
Karen A. Kelley
Cash Severance (1)	265,000	n/a	n/a
Equity Acceleration (2)	267,850	n/a	267,850
Paul Coletta
Cash Severance (1)	285,000	285,000	n/a
Equity Acceleration	n/a	n/a	n/a
Russell K. Testa
Cash Severance (1)	225,000	225,000	n/a
Equity Acceleration	n/a	n/a	n/a

(1)	Reflects 12 months of continued salary.
(2)	Reflects 100% acceleration of vesting of equity awards in the cases of Mr. Clayton, Mr. Breen and Ms. Kelley pursuant to their employment agreements. Calculated based on the “Change in Control” or termination without “cause” taking place as of January 9, 2007 and assumes exercise of outstanding options and accelerated vesting of restricted stock based on the fair market value of $9.74 as of that date. Acceleration of options outstanding with an exercise price above $9.74 per share are not reflected.

COMPENSATION OF MEMBERS OF OUR BOARD OF DIRECTORS

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year:

2006 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (2) ($)	Option Awards (3)(4) ($)	Total ($)
Steven R. Berrard(5)(6)	11,538	15,661	27,199
Thomas C. Byrne(7)(6)	6,923	15,661	22,584
Richard L. Federico(8)	8,077	15,661	23,738
Craig J. Foley(9)	9,231	15,661	24,892
Robert C. Kagle(7)	6,923	15,661	22,584
Ramon Martin-Busutil(7)	6,923	15,661	22,584
Brian Swette(10)	8,077	15,661	23,738
Thomas E. Aucamp(6)	0	0	0
Cris V. Branden(6)	0	0	0
I. Steven Edelson(6)	0	0	0
Richard L. Handley(6)	0	0	0
Nathaniel Kramer(6)	0	0	0

(1)	See the 2006 Summary Compensation Table for disclosure related to Mr. Clayton who is also our Chief Executive Officer and President. Mr. Clayton is our only employee director and does not receive any additional compensation for his services as a member of our Board of Directors.
(2)	Fees earned are based on membership on the Board of Directors, committee membership and leadership positions. Please refer to our general policy on compensation of our directors below in the section entitled “Compensation of Directors.”
(3)	The options shall vest over a period ending upon the completion of the 2007 Annual Meeting in two installments, with 50% of the shares subject to the option vesting at the close of business on March 5, 2007 and the remaining 50% of the shares subject to the option vesting upon the completion of the 2007 Annual Meeting, subject to the director’s continued service on the Board of Directors for the relevant period. Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R). The assumptions used with respect to the valuation of option grants are set forth in Note 12 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 9, 2007.

(4)	For each non-employee member of our Board of Directors, below is the aggregate grant date fair value of each option award granted to each non-employee member of our Board of Directors in 2006 computed in accordance with FAS 123(R) and the aggregate number of option awards outstanding on January 9, 2007. The assumptions used with respect to the valuation of option grants are set forth in Note 12 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 9, 2007.

Name	Option Awards Granted in 2006 (#)	Aggregate Grant Date Fair Value ($)	Option Awards Outstanding (#)
Steven R. Berrard	15,500	72,385	15,500
Thomas C. Byrne	15,500	72,385	15,500
Richard L. Federico	15,500	72,385	15,500
Craig J. Foley	15,500	72,385	15,500
Robert C. Kagle	15,500	72,385	15,500
Ramon Martin-Busutil	15,500	72,385	15,500
Brian Swette	15,500	72,385	15,500

(5)	Represents initial board fees of $6,923 and Chairman of the Board fees of $4,615 (both are pro-rated amounts based upon service from November 29, 2006 through January 9, 2007).
(6)	No fees or other forms of compensation were paid for service as a member of the Board of Directors through November 29, 2006. Our predecessor, Services Acquisition Corp. International agreed to pay an affiliate of I. Steven Edelson and Nathaniel Kramer, both former directors, approximately $2,625 per month for general and administrative services including secretarial support. The payments were discontinued following our merger with Jamba Juice Company. The payments were not intended to provide Messrs. Edelson or Kramer compensation in lieu of a fee or salary.
(7)	Represents initial fee of $6,923 (pro-rated amount based upon service from November 29, 2006 through January 9, 2007).
(8)	Represents initial board fees of $6,923 and Nominating and Corporate Governance Committee chairman fees of $1,154 (both are pro-rated amounts based upon service from November 29, 2006 through January 9, 2007).
(9)	Represents initial board fees of $6,923 and Audit Committee chairman fees of $2,308 (both are pro-rated amounts based upon service from November 29, 2006 through January 9, 2007).
(10)	Represents initial board fees of $6,923 and Compensation and Executive Development Committee chairman fees of $1,154 (both are pro-rated amounts based upon service from November 29, 2006 through January 9, 2007).

Compensation of Directors

It is the general policy of the Board of Directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the fiscal year ended January 9, 2007 for service as a director.

The compensation policy for non-employee service on the Board of Directors and its committees is as follows:

Position	Annual Fee (1)($)	Annual Equity Grant (2) (#)
Non-Employee Board Member	60,000	30,000
Chairman of the Board (3)	40,000	—
Audit Committee Chair (3)	20,000	—
Compensation and Executive Development Committee Chair (3)	10,000	—
Nominating and Corporate Governance Committee Chair (3)	10,000	—

(1)	Annual retainers to be paid in quarterly installments, with any new director to receive a pro-rated amount.
(2)	Number of shares underlying annual non-qualified option grant under the Plan to be issued on the date of the Company’s Annual Stockholders Meeting each year, with the exercise price for the options being the Fair Market Value (as defined in the Plan) on such date. The options shall vest over a one year period in four equal installments, with 25% of the shares subject to the option vesting on each three month period following such Annual Stockholders Meeting, subject to the director’s continued service on the Board of Directors; provided, however, that if the Annual Stockholders Meeting for the following year occurs prior to the end of the one year period, the options for a director shall become completed vested upon such Annual Stockholders Meeting. The amount may vary from year to year based upon an annual evaluation by the Compensation and Executive Development Committee or the Board of Directors. New directors are eligible for pro-rated amounts of an annual option grant.
(3)	Retainer amount in addition to non-employee Board member annual fee.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains three stock-based compensation plans. The Company’s 2006 Plan was approved by the Company’s stockholders on November 28, 2006, and provides for the granting of up to five million shares of common stock in the form of nonqualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants. In connection with our merger with Jamba Juice Company, the Company assumed the outstanding options under the 1994 Plan and the 2001 Plan which provided for granting nonqualified and incentive stock options to employees, non-employee directors and consultants. No additional grants are available under the 1994 Plan and the 2001 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 9, 2007:

Plan Category (1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	2,169,433	11.36	2,830,567
Equity compensation plans not approved by stockholders	0	0	0
Total	2,169,433	11.36	2,830,567

(1)	The information presented in this table excludes options assumed by the Company in connection with the merger with Jamba Juice Company. As of January 9, 2007, 734,378 shares of Jamba, Inc. Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $7.73 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 16, 2007, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each stockholder known by Jamba, Inc. to be the beneficial owner of more than 5% of Jamba, Inc.’s Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent (3)
Tudor Investment Corporation (4) c/o Tudor Investment Corporation 1275 King Street Greenwich, CT 06831	10,816,671	20.8

Blue Ridge Limited Partnership (5) 660 Madison Avenue, 20th Floor New York, NY 10021	6,313,333	11.8

Prentice Capital Management, LP (6) Michael Zimmerman 623 Fifth Avenue, 32nd Floor New York, New York 10022	3,333,333	6.4

OZ Management, L.L.C. (7) 9 West 57th Street 39th Floor, New York, NY 10019	3,333,333	6.4

Soros Strategic Partners LP (8) 888 Seventh Avenue, 33rd Floor New York, New York 10106	2,666,667	5.1

Paul E. Clayton (9)	201,407	*

Steven R. Berrard (10)	1,256,368	2.4

Donald D. Breen (11)	65,624	*

Karen Kelley (12)	27,500	*

Paul Coletta	0	*

Russell Testa	0	*

Thomas C. Byrne (13)	727,993	1.4

Richard L. Federico (14)	23,443	*

Robert C. Kagle (15) c/o Benchmark Capital 2480 Sand Hill Road, Suite 200 Menlo Park, California 94025	3,534,061	6.7

Craig J. Foley (16)	82,167	*

Brian Swette (17)	15,500	*

Ramon Martin-Busutil (18)	15,500	*

Directors and executive officers as a group (13 persons) (19)	5,949,563	11.3

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of options or warrants.
(3)	Calculated on the basis of 52,019,116 shares of Common Stock outstanding as of April 16, 2007, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after April 16, 2007 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.
(4)	Based on a Schedule 13D filed by Tudor Investment Corporation, Paul Tudor Jones, II, James J. Pallotta, The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C., The Raptor Global Portfolio Ltd. and The Altar Rock Fund L.P. on December 8, 2006. Tudor Investment Corporation has shared voting and dispositive power over 9,706,948 shares. Paul Tudor Jones, II has shared voting and dispositive power over 10,583,334 shares. James J. Pallotta has sole voting and dispositive power over 233,337 shares and has shared voting and dispositive power over 10,583,334 shares. The Tudor BVI Global Portfolio Ltd. has shared voting and dispositive power over 1,631,994 shares. Tudor Proprietary Trading, L.L.C. has shared voting and dispositive power over 876,386 shares. The Altar Rock Fund L.P. has shared voting and dispositive power over 72,136 shares. The Raptor Global Portfolio Ltd. has shared voting and dispositive power over 8,002,818 shares. Tudor Investment Corporation is a money management firm that provides investment advice to The Tudor BVI Global Portfolio Ltd, The Raptor Global Portfolio Ltd. and The Altar Rock Fund L.P. The principal employment of Paul Tudor Jones, II is as Chairman and Chief Executive Officer of Tudor Investment Corporation of which he owns a majority of the capital stock and voting securities. Paul Tudor Jones, II also is the controlling shareholder of Tudor Proprietary Trading, L.L.C. The principal employment of James J. Pallotta is as Vice Chairman of Tudor Investment Corporation of which he is a portfolio manager and may be deemed to have voting and investment authority with respect to the securities of the company.
(5)	Based on a Schedule 13G/A filed by Blue Ridge Limited Partnership, Blue Ridge Capital Holdings LLC, Blue Ridge Capital Offshore Holdings LLC, Blue Ridge Offshore Master Limited Partnership and John A. Griffin on December 4, 2006. Blue Ridge Limited Partnership and Blue Ridge Capital Holdings LLC each has shared voting and dispositive power over 3,911,733 shares of Common Stock (including 923,200 shares purchasable upon exercise of Warrants). Blue Ridge Capital Offshore Holdings LLC and Blue Ridge Offshore Master Limited Partnership each has shared voting and dispositive power over 2,401,600 shares of Common Stock (including 566,800 shares purchasable upon exercise of Warrants). John A. Griffin has shared voting and dispositive power over 6,313,333 shares of Common Stock (including an aggregate 1,490,000 shares purchasable upon exercise of Warrants). Blue Ridge Capital Holdings LLC is the general partner of Blue Ridge Limited Partnership. Mr. Griffin is the sole managing member of Blue Ridge Capital Holdings LLC. Mr. Griffin and Blue Ridge Capital Holdings LLC share investment and voting control over shares held by Blue Ridge Limited Partnership. Blue Ridge Capital Offshore Holdings LLC is the general partner of Blue Ridge Offshore Master Limited Partnership. Mr. Griffin is the sole managing member of Blue Ridge Capital Offshore Holdings LLC. Mr. Griffin and Blue Ridge Capital Offshore Holdings LLC share investment and voting control over shares held Blue Ridge Offshore Master Limited Partnership.
(6)	Based on a Schedule 13G filed by Prentice Capital Management, LP and Michael Zimmerman on December 11, 2006. Each of Prentice Capital Management, LP and Michael Zimmerman has shared voting and dispositive power over 3,333,333 shares. Michael Zimmerman is the managing member of Prentice Capital Management, LP.
(7)	Based on a Schedule 13G filed by OZ Management, L.L.C., Daniel S. Och and OZ Master Fund, Ltd., on December 8, 2006. Each of OZ Management, L.L.C. and Daniel S. Och has sole voting and dispositive power over 3,333,333 shares. OZ Master Fund, Ltd. has sole voting and dispositive power over 3,191,000 shares. Daniel S. Och is the is the Senior Managing Member of OZ Management, L.L.C. OZ Management, L.L.C. serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over including OZ Master Fund, Ltd.

(8)	Based on a Schedule 13G/A filed by Soros Strategic Partners L.P., SFM Participation II, L.P., SFM AH LLC, Soros Fund Management LLC, George Soros, Robert Soros and Jonathan Soros on January 9, 2007. Each of Soros Strategic Partners L.P., SFM Participation II, L.P., SFM AH LLC and Soros Fund Management LLC has sole voting and dispositive power over 2,666,667 shares. Each of George Soros, Robert Soros and Jonathan Soros has shared voting and dispositive power over 2,666,667 shares.
(9)	Represents 70,000 shares of restricted Common Stock, none of which will be vested and exercisable within 60 days of April 16, 2007, and 131,407 shares of Common Stock issuable upon exercise of options held by Mr. Clayton, all of which will be vested and exercisable within 60 days of April 16, 2007.
(10)	Represents 937,535 shares of Common Stock held by Mr. Berrard and 53,333 shares held by Berrard Holding Limited Partnership of which Mr. Berrard is President. Includes warrants to purchase 250,000 shares of Common Stock held directly by Mr. Berrard and 15,500 shares of Common Stock issuable upon exercise of options held by Mr. Berrard, all of which will be vested and exercisable within 60 days of April 16, 2007.
(11)	Represents 40,000 shares of restricted Common Stock, none of which will be vested and exercisable within 60 days of April 16, 2007, and 25,624 shares of Common Stock issuable upon exercise of options held by Mr. Breen, all of which will be vested and exercisable within 60 days of April 16, 2007.
(12)	Represents 27,500 shares of restricted Common Stock none of which will be vested and exercisable within 60 days of April 16, 2007.
(13)	Represents 562,493 shares of Common Stock held by Mr. Byrne, warrants to purchase 150,000 shares of Common Stock held directly by Mr. Byrne and 15,500 shares of Common Stock issuable upon exercise of options held by Mr. Byrne, all of which will be vested and exercisable within 60 days of April 16, 2007.
(14)	Represents 23,443 shares of Common Stock issuable upon exercise of options held by Mr. Federico, all of which will be vested and exercisable within 60 days of April 16, 2007.
(15)	Represents 1,219,403 shares over which Mr. Kagle has sole voting and dispositive power, of which 1,111,111 shares are held directly by Mr. Kagle, 79,160 shares are issuable upon the conversion of warrants held directly by Mr. Kagle and 29,132 shares of Common Stock issuable upon exercise of options held by Mr. Kagle, all of which will be vested and exercisable within 60 days of April 16, 2007. Includes 2,314,658 shares over which Mr. Kagle has shared voting and dispositive power, of which 2,222,222 are held directly by Benchmark Capital Partners IV, L.P., as nominee (“BCP IV”); of which 11,832 are issuable upon the conversion of warrants held directly by Benchmark Capital Partners, L.P. (“BCP”); of which 1,444 are issuable upon the conversion of warrants held directly by Benchmark Founders’ Fund, L.P. (“BFF”); and of which 79,160 are issuable upon the conversion of warrants held directly by Technology Venture Investors-IV L.P., as nominee for Technology Venture Investors-4, L.P., TVI Partners-4, L.P. and TVI Affiliates-4, L.P. (“TVI”). Mr. Kagle is a member or a managing member of each entity that serves as the general partner to BCP IV, BCP, BFF and TVI, and Mr. Kagle may be deemed to have shared power to vote these shares all of to which he disclaims beneficial ownership.
(16)	Represents 66,667 shares of Common Stock held by Mr. Foley and 15,500 shares of Common Stock issuable upon exercise of options held by Mr. Foley, all of which will be vested and exercisable within 60 days of April 16, 2007.
(17)	Represents 15,500 shares of Common Stock issuable upon exercise of options held by Mr. Swette, all of which will be vested and exercisable within 60 days of April 16, 2007.
(18)	Represents 15,500 shares of Common Stock issuable upon exercise of options held by Mr. Martin-Busutil, all of which will be vested and exercisable within 60 days of April 16, 2007.
(19)	Represents 4,953,361 shares held directly or indirectly by such individuals, 137,500 shares of restricted Common Stock which are not vested and subject to repurchase, 571,596 shares issuable pursuant to outstanding warrants and 287,106 shares of Common Stock issuable upon exercisable options within 60 days of April 16, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believes that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except that Mr. Berrard filed one late report with respect to one transaction and Mr. Kagle filed one late report with respect to one transaction.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2008 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than date 120 days prior to the anniversary of this year’s mailing date, which date shall be January 8, 2008. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the above date.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2007 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

MICHAEL W. FOX

Secretary

May 7, 2007

JAMBA, INC. C/O CONTINENTAL STOCK TRANSFER & TRUST CO. 17 BATTERY PLACE, 8TH FLOOR NEW YORK, NY 10004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Jamba, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jamba, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JAMBA1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JAMBA, INC.
THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES AND ITEM 2.
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each nominee and item 2.
Vote On Directors
1. To elect as Directors of Jamba, Inc. the nominees listed below.
Nominees:	For	Against	Abstain		For	Against	Abstain

1a. Steven R. Berrard	☐	☐	☐	1f. Craig J. Foley	☐	☐	☐

1b. Ramón Martin-Busutil	☐	☐	☐	1g. Robert C. Kagle	☐	☐	☐

1c. Thomas C. Byrne	☐	☐	☐	1h. Brian Swette	☐	☐	☐

1d. Paul E. Clayton	☐	☐	☐	Vote On Proposal
1e. Richard L. Federico	☐	☐	☐	2. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy, please note that you will continue to receive a proxy card for voting purposes only.

	Yes ☐	No ☐

3.         With discretionary authority, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. At this time the persons making this solicitation know of no other matters to be presented at the meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

JAMBA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 6, 2007

The stockholder(s) hereby appoint(s) Paul E. Clayton and Donald D. Breen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Jamba, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., local time on June 6, 2007, at the Oakland Marriott City Center, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSAL TWO.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE